Exhibit 99.1

Conference Call:	Today, June 6, 2013 at 5:00 p.m. ET
Dial-in numbers:	(303) 223-4390 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See text of the release

Mad Catz Reports Fiscal 2013 Revenue of $122.7 Million

- GOODWILL IMPAIRMENT CHARGE OF $10.5 MILLION -

San Diego, CA – June 6, 2013 – Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (NYSE MKT/TSX: MCZ), today announced financial results for the fiscal fourth quarter and full year ended March 31, 2013.

For the fiscal year ended March 31, 2013, the Company generated net sales of $122.7 million, an increase of 4% from net sales of $117.6 million in fiscal 2012. Gross profit for fiscal 2013 increased 10% to $34.5 million, from $31.5 million in the prior fiscal year, while gross profit margin increased to 28%, compared to 27% in fiscal 2012. Total operating expenses in fiscal 2013, inclusive of a $10.5 million non-cash goodwill impairment charge, were $44.0 million, an increase of $8.7 million over the prior year, leading to an operating loss of $9.5 million, compared to an operating loss of $3.9 million a year ago. Foreign exchange gain was $0.6 million in fiscal 2013, compared to a loss of $0.6 million in fiscal 2012. Reflecting income tax expense of $2.0 million, the Company recorded a net loss of $11.2 million, or a loss of $0.18 per share, in the fiscal year ended March 31, 2013, compared to a net loss of $1.6 million, or $0.03 per diluted share in the prior fiscal year.

Adjusted EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization, goodwill impairment and change in fair value of warrant liability), was $4.6 million in fiscal 2013, compared to a loss of $1.1 million in fiscal 2012. Adjusted net income and adjusted net income per share, which exclude the impact of amortization of intangibles, stock-based compensation, change in warrant liability and goodwill impairment, were $0.0 million and $0.00, respectively, in fiscal 2013, versus $2.7 million and $0.04, respectively, in fiscal 2012. A reconciliation of Adjusted EBITDA, adjusted net income (loss) and adjusted diluted earnings (loss) per share to the Company’s net income (loss) and net income loss per share is included in the financial tables accompanying this release.

For the fiscal fourth quarter ended March 31, 2013, Mad Catz reported net sales of $24.6 million, down 16% from $29.1 million in the fiscal 2012 fourth quarter. Gross profit for the March 2013 quarter declined 29% to $6.4 million, from $8.9 million in the same quarter of the prior year, while gross profit margin declined to 26%, compared to 31% in fiscal 2012. Total operating expenses in the fiscal 2013 fourth quarter, inclusive of a $10.5 million non-cash goodwill impairment charge, increased 121% to $18.8 million, resulting in an operating loss of $12.5 million, compared with operating income of $0.3 million in the comparable prior year period. Foreign exchange gain was $0.6 million in the fiscal 2013 fourth quarter, compared to a loss of $0.2 million in the fiscal 2012 fourth quarter. Reflecting income tax expense of $0.3 million, the Company reported a net loss of $12.2 million for the quarter ended March 31, 2013, or $0.19 per diluted share, versus net income of $0.8 million, or $0.01 per diluted share in the prior year fiscal fourth quarter.

Adjusted EBITDA loss was $0.7 million in the fourth quarter of fiscal 2013, compared to Adjusted EBITDA of $1.1 million in the prior year quarter. Adjusted net loss and adjusted net loss per share of $2.2 million and $0.04, respectively, in the fiscal fourth quarter of 2013 compared with adjusted net income and adjusted diluted earnings per share of $1.3 million and $0.02, respectively, in the same period a year ago.

Summary of Fiscal 2013 and Fourth Quarter Key Metrics:

•	Fiscal 2013 net sales increased 4% to $122.7 million, while fiscal fourth quarter sales fell 16% to $24.6 million:

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European net sales increased 14% to $62.0 million, and 11% to $14.0 million, in fiscal 2013 full-year and fourth quarter periods, respectively. European net sales represented 50% and 57% of full-year and quarterly net sales, respectively;

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North American net sales decreased 11% to $51.3 million, and 41% to $8.2 million, in the fiscal 2013 full-year and fourth quarter periods, respectively. North American net sales represented 42% and 33% of full-year and quarterly net sales, respectively; and,

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Net sales in other countries increased 65% to $9.4 million, and decreased 7% to $2.4 million, in the fiscal 2013 full-year and fourth quarter periods, respectively. Net sales in other countries represented 8% and 10% of full-year and quarterly net sales, respectively.

•	Gross sales by platform:

¡	PC and Mac product sales were 34% and 43% of sales in the fiscal 2013 full-year and fourth quarter, versus 28% and 32% a year ago, respectively;

¡	Xbox 360™ products accounted for 30% and 22% of sales in the fiscal 2013 full-year and fourth quarter, versus 31% and 26% in the respective prior year periods;

¡	PS3 products sales accounted for 8% and 10% of fiscal 2013 full-year and fourth quarter sales, versus 8% and 14% in the respective prior year periods;

¡	Wii products represented 1% and less than 1% of fiscal 2013 full-year and fourth quarter sales, versus 3% and 1% in the prior year periods, respectively;

¡	Handheld platform products were 1% and less than 1% of sales in the fiscal 2013 full-year and fourth quarter periods, versus 2% and 1% in the prior year’s respective periods; and,

¡	Multiple and other platforms accounted for 26% and 24% of fiscal 2013 full-year and fourth quarter sales, versus 28% and 26% in the respective prior year periods.

•	Gross sales by category:

¡	Audio products accounted for 48% and 45% of fiscal 2013 full-year and fourth quarter sales, versus 38% and 37% of sales in the prior year periods, respectively;

¡	PC and Mac input device sales were 21% and 28% of sales in the fiscal 2013 full-year and fourth quarter, versus 15% and 18% in the respective prior year periods;

¡	Specialty controllers accounted for 14% and 16% of sales in the fiscal 2013 full-year and fourth quarter, versus 25% and 28% in the prior year periods, respectively;

¡	Accessories sales were 8% and 7% of fiscal 2013 full-year and fourth quarter sales, versus 10% in each of the prior year periods;

¡	Controllers represented 5% and 3% of sales in the fiscal 2013 full-year and fourth quarter, versus 10% and 5% in the prior year periods, respectively; and,

¡	Game sales accounted for 4% and 2% of fiscal 2013 full-year and fourth quarter sales, versus 2% in each of the prior year periods.

•	Gross sales by brand:

¡	Mad Catz products represented 45% and 46% of sales in the fiscal 2013 full-year and fourth quarter, versus 54% and 55% in the respective prior year periods;

¡	Tritton products accounted for 44% and 41% of sales in the fiscal 2013 full-year and fourth quarter, versus 32% and 31% in the prior year periods, respectively;

¡	Saitek products accounted for 9% and 11% of sales in the fiscal 2013 full-year and fourth quarter, versus 10% of sales in each of the prior year periods; and,

¡	Other branded sales accounted for less than 2% of sales in both the full-year and fourth quarter of fiscal 2013, versus 4% in each of the prior year periods.

•	Reported net position of bank loan less cash at March 31, 2013 of $6.1 million, compared to $13.5 million as of December 31, 2012, and $14.2 million at March 31, 2012.

Highlights of New Products Shipped in Q4 of Fiscal 2013 and Subsequent to the Fiscal Year-End:

¡	The F.R.E.Q.7 surround sound gaming headset for PC, Mac and Smart Devices;

¡	The M.O.U.S.9 wireless mouse for PC, Mac and Smart Devices; and,

¡	The R.A.T.M gaming mouse for PC, Mac and Smart Devices.

Key Developments in Q4 of Fiscal 2013 and Subsequent to the Fiscal Year-End:

¡	Introduced the GameSmart technology initiative that allows control products to function through the Bluetooth Smart stack and be game and hardware independent;

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Announced a new range of products featuring the Company’s new GameSmart technology, including the R.A.T.M mobile gaming mouse, the F.R.E.Q.M headset, the M.O.U.S.9 wireless mouse, and the C.T.R.L.R wireless gamepad;

¡	Signed an agreement with CSR, which will enable the Company to utilize the state-of-the-art aptX Low Latency codec across a new range of GameSmart wireless Bluetooth products;

¡	Began accepting pre-orders for new range of mobile products featuring GameSmart technology;

¡	Introduced HD-PA components from STMicroelectronics that incorporate Soundcore R3 technology from Soundchip in our forthcoming range of GameSmart headsets;

¡	Signed license agreement with Microsoft to produce and distribute a range of products for use with the Xbox One;

¡	Announced an agreement with AM3D to utilize AM3D Audio Enhancement Technology across a new range of GameSmart enabled wireless Headsets;

¡	Announced an agreement with Bayer to incorporate ViviTouch ™ 4D Sound Technology in headsets;

¡	Announced the appointment of Karen McGinnis as Chief Financial Officer effective June 10, 2013; and,

¡	Announced an agreement with Nvidia Corporation to participate in the Built for Tegra® program and jointly promote the standardization and enhancement of gaming on Smart Devices.

Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “Fiscal 2013 was a year of further transition for Mad Catz as we made progress toward our goal of bringing to market high-value products built with a focus on passionate, hard core gamers. While this initiative is ongoing, our success to date is reflected in the continued strong sales growth of our Tritton premium audio products and Mad Catz mice and keyboard products as well as the continued strength of our Saitek flight simulation products. We are very excited about our current and upcoming product lines as we believe they reflect our efforts over the past several years to address ever-changing consumer demands with quality, well designed products.

“Fiscal 2013 net sales of $122.7 million were the second highest in the Company’s history. We also made improvements in gross margin from 27% to 28%. Operating expenses excluding goodwill impairment were reduced by 5%. We also made significant improvement to our balance sheet with inventory decreasing from $32.5 million to $23.8 million, a decrease of $8.7 million. Net debt was also reduced from $14.2 million to $6.1 million. This leaves the Company favorably positioned for the upcoming console transition.

“A key initiative that became a reality in fiscal 2013 was the launch of GameSmart, our line of interactive mobile gaming accessories including controllers, mice, keyboards and headsets. Smart devices have made considerable inroads in delivering all forms of entertainment including games, music, movies, books, and social media. Mobile gaming is a vibrant and exciting space and, while we don’t see controller-based games replacing touch screen games, we expect controller-based games to enhance and enlarge the smart device gaming experience to include the living room experience.

“At next week’s Electronic Entertainment Expo (E3) in Los Angeles we will unveil the keystone product in our GameSmart initiative, Project M.O.J.O., an android micro console configured to harness the maximum gaming horsepower from an android device. The Project M.O.J.O. android micro console is being designed to interact seamlessly with our GameSmart controllers, mice, keyboards and headsets. With our long history in the gaming industry, Mad Catz has the technical capability, product breadth, global distribution, and developer and publisher relationships that uniquely position our company to embark on this ambitious initiative. We believe the GameSmart initiative fits perfectly with our long-term strategy of designing innovative products for passionate gamers and our strategy of expanding into emerging markets.

“Be it our Saitek simulation products, Tritton audio products, R.A.T. gaming mice or our GameSmart line of products, we are confident these premium products hold much longer product life spans and offer the best path forward as the video game industry reaches another inflection point with both the introduction of new gaming consoles as well as the growing shift by casual gamers towards tablet and smartphone gaming. We realize and understand that more sales of these key products are needed and we are committed to increasing our sales and marketing efforts to expand awareness of these products, while keeping a sharp eye on operating expenses. We look forward to these factors benefiting our fiscal 2014 results.

“As games are increasingly crossing geographic borders brought on by the borderless on-line play afforded by the Internet, we will continue our efforts to expand our geographic footprint and position the Company as a leading provider of products that optimize the passionate video gamer’s performance on a global basis. We are starting to realize the benefits of our investment in an expanded geographic footprint in the Asia Pacific region and Europe. European net sales increased 14% to $62.0 million in the fiscal 2013 full-year period, while net sales to other countries increased 65% to $9.4 million.

Mr. Richardson concluded, “So far in fiscal 2014, we’re seeing a sharp reduction in our console product sales due to the upcoming console transition. This decline, however, is being partially offset by continuing strong growth in our PC & Mac product sales. We are hopeful that our GameSmart products will begin to make a positive contribution as the year unfolds, and we also expect to see added revenue from our drive into emerging markets. We are eagerly looking forward to the upcoming launch of the Xbox One and PlayStation 4 consoles and are excited about the opportunity to develop a range of innovative products to support the platforms that we expect will help drive new revenue streams and additional scope for innovation.”

The Company will host a conference call and simultaneous webcast on June 6, 2013, at 5:00 p.m. ET, which can be accessed by dialing (303) 223-4390. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “About Us/Investors”) or for 7 days via telephone at (800) 633-8284 (reservation #21659043) or, for International callers, at (402) 977-9140.

About Mad Catz

Mad Catz Interactive, Inc. (NYSE MKT/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz also develops flight simulation software through its internal ThunderHawk Studios™; operates flight simulation centers under its Saitek brand; publishes games under its Mad Catz brand; and distributes games and videogame products for third parties. Mad Catz distributes its products through most leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com.

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Safe Harbor

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; the effect of console transitions on the gaming industry; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

Contact:
Darren Richardson, CEO	Joseph Jaffoni, Norberto Aja, James Leahy
Mad Catz Interactive, Inc.	JCIR
(619) 683-9830	(212) 835-8500 or mcz@jcir.com

- TABLES FOLLOW -

MAD CATZ INTERACTIVE, INC.

Consolidated Statements of Operations

(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2013	2012

Net sales	$24,608	$29,150	$122,664	$117,552

Cost of sales	18,257	20,260	88,148	86,052

Gross profit	6,351	8,890	34,516	31,500

Operating expenses:
Sales and marketing	3,935	3,846	15,397	15,313
General and administrative	3,110	2,978	11,941	12,411
Research and development	1,040	1,158	4,205	5,634
Acquisition related items	43	288	1,088	1,067
Goodwill impairment	10,468	—	10,468	—
Amortization of intangibles	234	234	933	955

Total operating expenses	18,830	8,504	44,032	35,380

Operating income (loss)	(12,479)	386	(9,516)	(3,880)
Interest expense, net	(147)	(305)	(894)	(1,123)
Foreign exchange gain (loss), net	603	(222)	615	(560)
Change in fair value of warrant liability	201	(139)	544	2,557
Other income	(21)	76	87	115

Income (loss) before income taxes	(11,843)	(204)	(9,164)	(2,891)

Income tax (expense) benefit	(317)	1,008	2,036	1,264

Net income (loss)	$(12,160)	$804	$(11,200)	$(1,627)

Net income (loss) per share:
Basic	$(0.19)	$0.01	$(0.18)	$(0.03)
Diluted	$(0.19)	$0.01	$(0.18)	$(0.03)

Weighted average number of common shares outstanding:
Basic	63,477,399	63,462,399	63,471,235	63,094,422
Diluted	63,477,399	64,106,597	63,471,235	63,094,422

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(unaudited in thousands of US$)

	March 31, 2013	March 31, 2012
Assets

Current assets:
Cash	$2,773	$2,474
Accounts receivable, net	13,884	15,278
Other receivables	1,374	1,196
Inventories	23,795	32,521
Deferred tax assets	257	110
Income tax receivable	344	1,747
Other current assets	2,711	3,305

Total current assets	45,138	56,631
Deferred tax assets	370	440
Other assets	359	863
Property and equipment, net	2,977	4,037
Intangible assets, net	3,679	4,626
Goodwill	—	10,476

Total assets	$52,523	$77,073

Liabilities and Shareholders’ Equity

Current liabilities:
Bank loan	$8,888	$16,654
Accounts payable	15,573	17,634
Accrued liabilities	6,652	6,401
Contingent consideration, current	1,650	1,600
Income taxes payable	258	1,375

Total current liabilities	33,021	43,664
Contingent consideration	2,214	2,769
Warrant liability	149	693
Deferred tax liabilities	152	245
Other long-term liabilities	109	211

Total liabilities	35,645	47,582
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 63,477,399 shares issued and outstanding at March 31, 2013 and 63,462,399 issued and outstanding at March 31, 2012	60,102	59,432
Accumulated other comprehensive loss	(3,701)	(1,618)
Accumulated deficit	(39,523)	(28,323)

Total shareholders’ equity	16,878	29,491

Total liabilities and shareholders’ equity	$52,523	$77,073

Geographical Sales Data

The Company’s net sales were generated in the following geographic regions:

	Three Months Ended March 31,		Year Ended March 31,
	2013	2012	2013	2012
Net sales
Europe	$14,030	$12,663	$61,960	$54,512
United States	7,355	12,805	46,612	53,565
Canada	819	1,097	4,704	3,798
Other countries	2,404	2,585	9,388	5,677

	$24,608	$29,150	$122,664	$117,552

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited, in thousands of US$)

Adjusted Net Income (Loss) Reconciliation (non GAAP)

	Three Months Ended March 31,		Year Ended March 31,
	2013	2012	2013	2012
Pre-tax income (loss)	$(12,480)	$(204)	$(9,164)	$(2,891)
Amortization of intangible assets	235	234	933	955
Stock-based compensation cost	138	181	663	649
Goodwill impairment	10,468	—	10,468	—
Change in fair value of warrant liability	(201)	139	(544)	(2,557)

Adjusted pre-tax income (loss)*	(1,840)	350	2,356	(3,844)

Adjusted provision for income taxes (at effective rate)*	384	(942)	2,171	(1,145)

Adjusted net income (loss) *	$(2,224)	$1,292	$185	$(2,699)

Adjusted diluted income (loss) per share*	($0.04)	$0.02	$0.00	($0.04)

*Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Mad Catz’ management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP measures, specifically those that adjust for stock-based compensation and amortization of intangibles, also facilitate comparisons of the Company’s performance to prior periods.

EBITDA and Adjusted EBITDA Reconciliation (non GAAP)

	Three Months Ended March 31,		Year Ended March 31,
	2013	2012	2013	2012

Net income (loss)	$(12,160)	$804	$(11,200)	$(1,627)

Adjustments:

Interest expense	147	305	894	1,123
Income tax expense (benefit)	317	(1,008)	2,036	(1,264)
Depreciation and amortization	718	822	3,022	3,253

EBITDA	$(10,978)	$923	$(5,248)	$1,485
Goodwill impairment	10,468	—	10,468	—
Change in fair value of warrant liability	(201)	139	(544)	(2,551)

Adjusted EBITDA (loss)	$(711)	$1,062	$4,676	$(1,072)

EBITDA, a non-GAAP financial measure, represents net income (loss) before interest, taxes, depreciation and amortization. To address the Warrants issued in the first quarter of fiscal 2012 and the resulting gain/loss on the change in the related warrant liability, we have excluded this non-operating, non-cash charge and defined the result as “Adjusted EBITDA”. We believe this to be a more meaningful measurement of performance than the previously calculated Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the operating performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of our capital and intangible assets. In addition Adjusted EBITDA is an important measure for our lender.

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